Exhibit 10.12

Small Business Innovation Research (SBIR) Program

Phase I

Allocation of Rights in Intellectual Property and Rights to

Carry Out Follow-on Research, Development, or Commercialization

This SBIR Phase I agreement (“Agreement”) between Shuttle Pharmaceuticals, Inc., a small business concern organized as corporation under the laws of Maryland having a principal place of business at One Research Court, Suite 450, Rockville, MD 20850, (“SBC”) and Georgetown University, a nonprofit institution of higher education organized as a non-stock corporation under federal charter and whose principal place of business is situated at 37th and O Streets, N.W., Washington, D.C., U.S.A. (hereinafter called “Georgetown”) is entered into for the purpose of allocating between the parties certain rights relating to an SBIR project to be carried out by SBC and Georgetown (hereinafter individually referred to as Party or collectively as “Parties”) under an SBIR funding agreement awarded by the National Institutes of Health (“AGENCY”) to SBC, (HHSN261600038C) to fund a proposal entitled, “Cell and Animal Based Models to Advance Health Disparity Research.”

1.	Applicability of this Agreement.

(a)	This Agreement shall be applicable only to matters relating to the SBIR phase I project referred to in the preamble above.

(b)	SBC shall promptly provide a copy of the funding agreement to Georgetown, and SBC will make a sub-award to Georgetown in accordance with the funding agreement, the proposal, and this Agreement. If the terms of such funding agreement appear to be inconsistent with the provisions of this Agreement, the parties will attempt in good faith to resolve any such inconsistencies. However, if such resolution is not achieved within a reasonable period, SBC shall not be obligated to award nor Georgetown to accept the subaward, as the case may be. If a subaward is made by SBC and accepted by Georgetown, this Agreement shall not be applicable to contradict the terms of such subaward or of the funding agreement awarded by AGENCY to SBC except on the grounds of fraud, misrepresentation, or mistake, but shall be considered to resolve ambiguities in the terms of the subaward.

(c)	The provisions of this Agreement shall apply to any and all consultants, subcontractors, independent contractors, or other individuals employed by SBC or Georgetown for the purposes of this SBIR project.

(d)	It is understood that performance of the research contemplated in the SBIR project, as outlined in Attachment A, attached hereto, shall be carried out in the laboratory of Dr. Bhaskar Kallakury, who is a Professor and Researcher in the Pathology Department at Georgetown.

2.	Background Intellectual Property.

(a)	“Background Intellectual Property” means property and the legal right therein of either or both Parties developed before or independent of this Agreement including inventions, patent applications, patents, copyrights, trademarks, mask works, trade secrets and any information embodying proprietary data such as technical data and computer software.

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(b)	This agreement shall not be construed as implying that either Party hereto shall have the right to use Background Intellectual Property of the other in connection with this SBIR except as otherwise provided hereunder..

(c)	Georgetown’s Background Intellectual Property that will be used in connection with the research and development activities for this SBIR project is in whole or part set forth in Attachment B, attached hereto (also referred to as “Licensed Technology”). Georgetown is the owner of certain cell lines, research material, intellectual property, know-how, “Conditionally Reprogrammed Cells” (also referred to as “CRC”) and CRC cultures, and CRC conditioned media, as may be described in the patent applications and/or further listed and/or defined in Exhibit B pertaining to what is also collectively referred to as “CRC Technology.” CRC Technology is exclusively licensed to a commercial partner (“Licensee”). Georgetown’s Licensee has certain restrictions on third party use of CRC Technology. Based upon the permitted uses as set forth in this Agreement and permission granted by Licensee for the use of the Licensed Technology hereunder, applicable solely with respect to initial discovery under this Phase I SBIR program, Georgetown grants SBC and SBC hereby accepts the rights to use CRC Technology and cells transformed under the research plan with CRC Technology solely for non- commercial use that is limited to academic research, education or other scholarly purposes with the following restrictions: a) research material and research material derived through CRC Technology shall not be used in humans; b) research material and research material derived through CRC Technology may not be further transferred without Georgetown’s express written permission; and c) research material and research material derived through CRC Technology shall not be used for any “Commercial Purpose” which shall include without limitation (i) for-profit sponsored research, other than the conditions as outlined hereunder with respect to the research and development activities under this SBIR; and/or (ii) fee-for-service and other activities, including without limitation, drug and chemical screening and profiling, proficiency testing, manufacturing and quality control, and development of diagnostic and therapeutic products and services. For the sake of clarity to this section, should a non-profit, governmental institution, or commercial entity seek to engage in sponsored research with SBC, and said sponsor require a license to practice the patent rights set forth in Attachment B or Licensed Technology as part of or as an outcome of the sponsored research, then the Licensee of the CRC technology shall have the sole authority and responsibility for providing a sublicense to said sponsor under market-appropriate terms. In the event the Parties hereto seek to engage in a Phase II or Phase III SBIR submission or agreement, the use of Licensed Technology shall be re-negotiated and subject to a license from Licensee who reserves the right to enter at that time.

3.	Project Intellectual Property.

(a)	“Project Intellectual Property” means the legal rights relating to inventions (including Subject Inventions as defined in 37 CFR 401), patent applications, patents, copyrights, trademarks, mask works, trade secrets, and any other legally protectable information, including computer software, first made or generated during the performance of this SBIR Agreement.

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(b)	The rights of the Parties to Project Intellectual Property made by their respective employees in the performance of this SBIR Agreement shall be as set forth in the Patent rights clause of 37 CFR 401.14.

Project Intellectual Property shall be owned by the inventor of such Project Intellectual Property, as defined under United States patent law. Ownership shall follow inventorship. Jointly made or generated Project Intellectual Property shall be jointly owned by the Parties. Each Party may obtain title to Project Intellectual Property made by the other Party and not elected by said Party.

The Parties agree that the Government shall have an irrevocable, nontransferable, royalty-free, nonexclusive license in all Project Intellectual Property, but only for the same purposes as the license respecting Subject Inventions that the Federal Government holds under the Patent rights clause of 37 CFR 401.14(b).

(c)	The Parties agree to disclose to each other, in writing, each and every Subject Invention and Project Intellectual Property, which may be patentable or otherwise protectable under the United States patent laws in Title 35, U.S.C, which arise out of the SBIR funded project. The Parties acknowledge that they will disclose Subject Inventions and Project Intellectual Property to each other within two (2) months after their respective inventor(s) first disclose the invention in writing, subject to confidentiality if necessary to maintain patentability of the Subject Invention and Project Intellectual Property.

(d)	Each Party hereto may use Project Intellectual Property of the other nonexclusively and without compensation solely in connection with the non-commercial research or development activities for this SBIR I project, including inclusion in SBIR I project reports to the AGENCY.

(e)	SBC will have an option to commercialize the Project Intellectual Property of Georgetown, subject to any rights of the Government or other sponsors as follows:

(1)	SBC shall receive a non-exclusive, royalty free license to use Project Intellectual Property developed solely or jointly by Georgetown for non-profit, academic or purely research purposes only in accordance with the restrictions set forth in Section 2 (c) and not for any Commercial Purpose without prior written permission from Georgetown. Any publication related to Project Intellectual Property shall acknowledge the original source of the materials, data and/or other intellectual property used therein and ownership by Georgetown as well as license by Licensee, as appropriate. SBC shall receive an exclusive option (“Option”) to negotiate a non- exclusive or exclusive, royalty-bearing commercial license to such Project Intellectual Property,. The Option shall be for an initial option period of six (6) months after such invention has been promptly reported to SBC (the “Option Period”), as reporting is set forth in Section 3(c) herein, provided that during the Option Period, SBC shall reimburse Georgetown for its reasonable out-of-pocket expenses for pursuing and maintaining patent or other intellectual property protection for the Project Intellectual Property. Except with the written consent of SBC, Georgetown will not voluntarily discontinue the pursuit and maintenance of any US patent protection during the Option Period. SBC may terminate the Option at will by giving written notice to Georgetown within the Option Period in which case Project Intellectual Property rights in Georgetown shall revert to Georgetown. At any time prior to the expiration or termination of the Option, SBC may exercise such Option by giving written notice to Georgetown, whereupon the Parties will promptly and in good faith enter into negotiations for an exclusive license to Georgetown’s rights in Project Intellectual Property. The terms of such license shall include, but not be limited to: (i) payment of reasonable royalties to Georgetown and/or Licensee on sales or leases of products or services which embody, or the development, manufacture or use of which involves employment of Project Intellectual Property; (ii) reimbursement by SBC of reasonable expenses incurred by Georgetown in seeking and maintaining patent or other intellectual property protection for the Project Intellectual Property; (iii) reasonable due diligence milestones and (iv) insurance and indemnity provisions reasonably acceptable to Georgetown’s insurance carrier.

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(2)	Georgetown shall receive a non-exclusive, royalty free license to use Project Intellectual Property owned and developed jointly by SBC and Georgetown for all purposes, subject to Licensee restrictions as applicable, up to and unless SBC exercises its Option, in which case the rights of the Parties shall be governed by the terms and conditions of such Option and ensuing license and/or other agreement as applicable. Any publication related to Project Intellectual Property shall acknowledge the original source of the PPEC and ownership by SBC.

(3)	Where more than one royalty might otherwise be due in respect of any product or service under a license granted pursuant to this Agreement, the Parties shall take such stacked royalty(ies) into good faith consideration in their negotiations with respect to such product or service.

4.	Follow-on Research or Development

All follow-on work, including any licenses, contracts, subcontracts, sublicenses or arrangements of any type, shall contain appropriate provisions to implement the Project Intellectual Property rights provisions and other provisions of this Agreement and insure that the Parties and the Government obtain and retain such rights granted herein in all future resulting research, development, or commercialization work.

5.	Confidentiality/Publication.

(a)	Background Intellectual Property, as well as other proprietary or confidential information of a Party disclosed orally or in tangible form to the other Party in connection with this SBIR project shall be reduced to writing (within thirty days of oral disclosures), marked “Confidential,” and received and held in confidence by the receiving party for a period of three (3) years from the date of disclosure. The following information shall not be considered confidential:

i)  information that is now in the public domain or subsequently enters into the public domain, except through breach of this Agreement by receiving party;

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ii)  information that was in receiving party’s possession prior to disclosure by disclosing party hereunder as evidenced by written records, and was not acquired directly or indirectly from disclosing party;

iii)  information that was developed by or for receiving party from its own independent sources as evidenced by written records;

iv)  information that receiving party receives from any third party not under any obligation to disclosing party to keep such information confidential; and

v)  information that is required to be disclosed by applicable statute or regulation or by judicial or administrative process, provided that receiving party shall use reasonable efforts under the circumstances to notify disclosing party of such requirement so as to provide disclosing party the opportunity to obtain such protective orders or other relief as the compelling court or other entity may grant,

(b)	Subject to the terms of paragraph (a) above, either Party may publish its results from this SBIR project and each Party agrees to provide another copy of any such publications within thirty (30) days of submission to provide the other Party time to review the proposed publications, identify material on which patent applications should be filed, and submit other comments. Each Party will give serious and good-faith consideration to any comments received from the other.

6.	Liability.

(a)	Each Party disclaims all warranties running to the other or through the other to third parties, whether express or implied, including without limitation warranties of merchantability, fitness for a particular purpose, and freedom from infringement, as to any information, result, design, prototype, product or process deriving directly or indirectly and in whole or part from such Party in connection with this SBIR project.

(b)	SBC will indemnify and hold harmless Georgetown with regard to any claims arising in connection with the results or performance of this SBIR project by or under the authority of SBC. The Parties will indemnify and hold harmless the Government with regard to any claims arising in connection with the results or performance of this SBIR project.

(c)	Each Party hereby assumes any and all risk of personal injury and property damage attributable to the negligent acts or omissions of that Party and the officers, employees, and agents thereof.

7.	Termination.

(d)	(a) This Agreement may be terminated by either Party upon forty-five (45) days written notice to the other Party. This Agreement may also be terminated by either Party in the event of the failure of the other Party to comply with the terms of this Agreement. In the event of termination, the Parties shall retain all rights to Project Intellectual Property developed up to and through the effective date of termination, including SBC’s right to the Option under the terms of the Agreement that may have accrued prior to termination. In the event of termination by SBC, SBC shall reimburse Georgetown for all reasonable expenses or uncancellable commitments incurred as of the date of notice of termination but not to exceed the total amount committed under this agreement. The confidentiality, use, and/or non-disclosure obligations of this Agreement shall survive any termination of this Agreement.

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8.	Separability of Provisions/Counterparts.

The provisions of this agreement are separable and in the event that any of its provisions are determined to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions. This Agreement may be executed via facsimile or via email of scanned signed copies and in counterparts, each of which shall be deemed an original and both of which, when taken together, shall constitute a single instrument.

AGREED TO AND ACCEPTED:

Small Business Concern

Shuttle Pharmaceuticals, Inc.

By:	/s/ Peter Dritschilo	Date:	1/23/2017

Print Name: Peter Dritschilo MBA

Title: President & CFO

Georgetown University

By:	/s/ Claudia Stewart	Date:	1/26/17

Claudia Stewart

Vice President for Technology Commercialization

Georgetown University

Read and Acknowledged by Dr. Bhaskar Kallakury

Of Georgetown University

/s/ Dr. Bhaskar Kallakury

Date:	1/23/17

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Attachment A

Statement of Work

STATEMENT OF WORK (Phase I) for the GU Sub-Contract

TITLE:	Cell-based models for prostate cancer health disparity research

PRINCIPAL INVESTIGATOR(S):	Johng S. Rhim, MD Prime Contract to Shuttle Pharmaceuticals, Inc.

Bhaskar Kallkury, MD, PhD sub-Contract to GU
PROJECT DURATION:	9 months
COMPANY:	Shuttle Pharmaceuticals, LLC
SUBCONTRACTORS:	Georgetown University
I.	Background Information and Objectives
A.	Background Information

Prostate cancer health disparities studies have shown that African-American (AA) men are at higher risk for developing prostate cancer, as well as at higher risk of cancer specific death rates as compared to Caucasian American (CA) men. The causes of disparities have been attributed to socioeconomic differences, environmental exposures and biological factors. Most disparities studies have been population based, in part, due to the lack of relevant in vitro and in vivo models to support biological studies. In this Phase I proposal, we will develop an annotated AA prostate epithelial cancer cell line with donor matched normal prostate epithelial cells and blo-banked reference prostate tissues. To support the feasibility of establishing 50 prostate cancer cell lines from AA men in a subsequent Phase II application, we will prepare written protocols for tissue collection, processing, establishment of conditionally reprogrammed cells and the reagents necessary for performing studies with these cells. We will determine the commercial feasibility for cell distribution and reagent marketing through a private-public partnership.

B.	Technical Objectives

The three technical objectives of this proposal focus on determining the feasibility for establishing paired cancer and normal epithelial cell lines from African-American patients presenting with prostate cancers. We will extend technology developed by colleagues at Georgetown University for growing “conditional reprogrammed cells” to clinical application for potential use in precision medicine. In the first objective, three previously harvested, de-identified and bio-banked prostate cells from AA patients will be grown and characterized in a process that will develop standard operating protocols and optimal media conditions. The second objective will be to determine if modifications of growth medium can promote growth without feeder layer cells to enhance wider applications for the AA cell lines. The third objective is to consolidate the intellectual property (cell-lines) within Georgetown University policies and obtain a license to develop and commercialize the cell lines for research and drug development in personalized medicine. Achieving the milestones for the phase I contract should allow SBIR staff to judge the feasibility for establishing 50 prostate epithelial cell lines from AA patients through a phase II contract that will include a commercialization plan for the prostate cell lines.

Objective 1: Grow paired cancer and normal epithelial cell line from AA prostate tumors and normal biopsy specimens bio-banked on protocol IRB protocol # 2012-163. GU will perform only items identified in bold type. GU will provide data for quarterly reporting by Shuttle to NIH. GU will assist in preparing SOPs for cell collection and growth.

Task 1.1. (performed by GU under sub-contract) Establish malignant and non-malignant cell lines from banked AA prostatectomy specimens.

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Milestone 1.1. Expand and freeze 20 vials for each cell line to perform characterizations.

Task 1.2. (performed by Shuttle) Characterize and annotate AA cells.

Milestone 1.2. Have full characterization of established AA cell lines by cell origin, cell growth > 30 passages, capacity to form xenograft tumors, karyotype at early and late passages, expression of prostate tissue and tumor specific markers, STR analysis to authenticate the established cell lines and mycoplasma testing

Task 1.3. (performed by GU under sub-contract) Expand early passages of CRCs for freezing and banking in the CRC bio-repository.

Milestone 1.3. 50 vials of each normal/tumor pair with l-2xl0^6cells/vial will be frozen and banked.

Task 1.4. (performed by GU under sub-contract) Prepare written protocols for establishing cell lines and standard operating procedures (SOPs) for prostatectomy specimen processing and tissue acquisition for AA cell growth, maintenance, quality assurance and annotation.

Milestone 1.4. Have written protocols available for establishing AA cell lines and cell annotation. Provide complete annotation reports for AA cell lines analyzed in this Phase I effort.

Objective 2: Determine the optimal growth medium and conditions for growing prostate CRCs with and without irradiated feeder cells.

Task 2.1. Collect and concentrate the conditioned medium from J2-irradiated fibroblasts in sufficient quantity to support AA cell growth in SO flasks. Test effects of graded concentrations of conditioned medium on AA cells using telomerase and cell growth assays.

Milestone 2.1.1 Results of effects of conditioned medium and concentrated conditioned medium on cellular growth.

Milestone 2.1.2 Determine optimal conditioned medium supplement for AA prostate CRC cell growth based on telomerase assay and confirmed with a cell growth assay.

Task 2.2. Optimize the panel of supplementary growth factors for prostate CRC cell growth.

Milestone 2.2. A proprietary formula for concentrations of growth factors needed to promote efficient growth of AA CRC cultures using telomerase assays and cell growth assays.

Task 2.3. Compare cell characteristics under different growth conditions.

Milestone 2.3. The panel of growth, tumorigenicity, tissue and tumor tumor marker expression and STR analysis are available for paired cell lines.

Objective 3: Complete a licensing agreement with Georgetown University for rights for commercialization of AA derived cell to be established in Phase II. Prepare and submit a Phase II application.

Task 3.1 Negotiate a license from Georgetown University (or sublicense from Propagenlx) for marketing rights for AA paired prostate cell lines.

Milestone 3.1 Georgetown University OTC licenses marketing rights for the AA cells or Propagenix sub- licenses marketing rights to Shuttle Pharmaceuticals.

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Task 3.2 Prepare and submit the final Phase I report with the licensing agreement to SBIR administration.

Milestone 3.3 Phase I milestones are met and support the technical and commercial feasibility to advance to Phase II.

Task 3.3 Submit the Phase II SBIR application.

Milestone 3.3 Phase II award allows continued work to establish 50 paired prostate cell lines from AA patients.

II.	Services to be Performed
A.	General Requirements
1.	The contractor shall independently perform all work and furnish all labor, materials, supplies, equipment, and services (except as otherwise specified in the contract).
2.	All work will be monitored by the Government Project Officer identified in Section G of the contract.

B.	Specific Requirements

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Phase I Milestones and Timeline

(Please feel free to use format appropriate for your project)

		Months	Months	Months
		1-4	4-6	7-9

Objective 1		******	******	***

GU	Milestone 1.1. 3 paired cell cultures are expand and frozen (20 vials for each cell line)	X

Shuttle	Milestone 1.2. Characterization AA cell lines		X

GU	Milestone 1.3. 50 vials of each characterized normal/tumor cell line will be frozen and banked			X

Objective 2		***	******	******

Shuttle	Milestone 2.1. Effects of conditioned medium and concentrated conditioned medium are available		X	X

Shuttle	Milestone 2.2. A proprietary formula for defined concentrations of growth factors is developed			X

Shuttle	Milestone 2.3. Growth, tumorigenicity. and cell markers are available.			X

Objective 3			***	******

Shuttle	Milestone 3.1. GU OTC (or Propagenix) licenses marketing rights for the AA cells to Shuttle		X	X

Shuttle	Milestone 3.3. Phase I milestones are met and a Phase II application may advance			X

Pending	Milestone 3.3. Phase II award application allows work to establish 50 paired AA prostate cell lines			X

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Attachment B

Georgetown Background Intellectual Property

Conditionally Reprogrammed Cells (“CRC”), CRC Technology, know how, analysis and methodologies related thereto as described in:

Proc Natl Acad Sci U S A. 2012 Dec 4;109(49):20035-40

And protected under the following patent applications (GU Ref. No.: 2011-006), which are exclusively licensed to Propagenix Inc,:

•	Prov.Appl. No.: 61/413,291
•	Prov. Appl. No.: 61/474,901
•	PCT Appl. No.: US11/060378 (and foreign filings in Canada (2,817,712); Europe (11839723.1); Japan (2013-538933); and Hong Kong (13/885,078))
•	US Application No.: 13/885,078, 9,279,106 “Immortalization of Epithelial Cells and Methods of Use”
•	US Con’t14/498,089
•	US Con’t 15/040,770
•	US Con’t 15/040,783

For purposes of this Agreement, CRC Conditioned Madia shall be defined as: media described within the above patent(s), without limitation, a calcium containing basal media that has been incubated with division-arrested NIH-3T3 J2 cells, plus addition of an inhibitor of Rho Kinase (ROCK), whether sold as a mixture or as a separate component for the purpose of reconstituting CRC Conditioned Media. Patentable components or subsets of components shall be treated as derivatives.

For purposes of this Agreement, CRC Cultures shall be defined as: normal or diseased primary epithelial cells, tumor cells, or any other type of cell type from any organism, expanded using the methods described in the above patent(s), including without limitation, either co-culture or division-arrested J2 cells in calcium-containing media plus ROCK inhibitor, or CRC Conditioned Media, and any derivatives.

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